Exhibit 99.1

FOR IMMEDIATE RELEASE

December 19, 2025

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports Fiscal 2025 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal year ended September 30, 2025 (“FY25”). In FY25, the Company posted (i) total revenue of $35.2 Million (“M”), a decrease of approximately 5.0% over total revenue of $36.9M for the year ended September 30, 2024 (“FY24”); (ii) FY25 operating income of $1.2M compared to FY24 operating loss of ($1.9M); and (iii) net loss attributable to common shareholders of ($1.9M) in FY25 compared to net loss attributable to common shareholders of ($3.1M) in FY24.

“While fiscal year 2025 shows a modest revenue decline largely due to the sale of our Chilean subsidiary, we delivered strong improvements across gross profit, operating income, and Adjusted EBITDA. These gains reflect the strength of our core business and the completion or near-completion of key investments to our core products, monitoring center, and cloud platform. With recent contract wins and a solid pipeline, we expect these initiatives to drive continued revenue from new business growth in fiscal year 2026” said Derek Cassell, Track Group’s CEO.

FINANCIAL HIGHLIGHTS

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Total FY25 revenue of $35.2M decreased approximately 5.0% compared to FY24 revenue of $36.9M. The decrease in revenue was driven principally by a decrease in people assigned to monitoring for clients in Virginia and Washington D.C. and due to our recently sold Chilean subsidiary.

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Gross profit of $17.5M in FY25 increased approximately 2% compared to FY24 gross profit of $17.2M due to lower monitoring center costs and lower communication costs, partially offset by a decrease in revenue.

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Operating income in FY25 of $1.2M increased compared to the operating loss of ($1.9M) in FY24. The increase in net income in FY25 is primarily due to a decrease in cost of revenue and a decrease in operating expense, partially offset by a decrease in revenue.

●

Adjusted EBITDA for FY25 of $5.8M, increased compared to $5.4M for FY24 due to an increase in gross profit and a decrease in operating expenses. Adjusted EBITDA in FY25 as a percentage of revenue increased to 16.4%, compared to 14.6% for FY24 for the same reasons.

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Cash balance of $4.1M for FY25 increased compared to $3.6M for FY24. The change in cash position was principally due to a decrease in payments to vendors, partially offset by a decrease in collections from customers.

●

Net loss attributable to shareholders in FY25 was ($1.9M) compared to net loss of ($3.1M) in FY24, a decrease principally attributable to an increase in operating income, partially offset by increases in interest expense and income tax expense.

Business Outlook

Track Group’s continued improvement in gross profit and operating income in FY25 underscores the strength of our core operations and supports our strategic focus on reinvestment and program expansion. With key initiatives completed or nearing completion and momentum building across new and existing programs, we believe the Company is well positioned for renewed revenue growth and sustained progress in FY26. As a result, the Company’s preliminary outlook for FY26 is as follows:

	Actual		Outlook
	FY 2024	FY 2025	FY 2026
Revenue:	$36.9M	$35.2M	$38M	-	$39M

Adjusted EBITDA Margin:	14.6%	16.4%	18%	-	19%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2025, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND 2024

	September 30,	September 30,
	2025	2024
Assets
Current assets:
Cash	$4,098,114	$3,574,215
Accounts receivable, net of allowance for credit losses of $596,059 and $432,904, respectively	6,455,910	4,428,535
Prepaid expense and deposits	353,319	638,293
Inventory, net of reserves of $61,535 and $82,848, respectively	473,464	582,481
Assets held for sale	-	969,481
Total current assets	11,380,807	10,193,005
Property and equipment, net of accumulated depreciation of $294,873 and $430,003, respectively	497,889	317,206
Monitoring equipment, net of accumulated depreciation of $5,896,304 and $5,982,972, respectively	5,104,603	4,598,864
Intangible assets, net of accumulated amortization of $21,616,041 and $19,699,966, respectively	13,958,773	13,959,571
Goodwill	8,299,941	7,941,190
Other assets, net	1,061,507	660,170
Total assets	$40,303,520	$37,670,006

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,709,653	$3,082,467
Accrued liabilities	4,886,603	2,639,318
Liabilities held for sale	-	732,028
Total current liabilities	8,596,256	6,453,813
Long-term debt, net of current portion	42,720,944	42,639,197
Long-term liabilities	529,265	186,407
Total liabilities	51,846,465	49,279,417

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,600,546
Accumulated deficit	(315,147,082)	(312,691,811)
Accumulated other comprehensive income (loss)	1,002,405	(1,519,332)
Total equity (deficit)	(11,542,945)	(11,609,411)
Total liabilities and stockholders’ equity (deficit)	$40,303,520	$37,670,006

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2025 AND 2024

	2025	2024
Revenue:
Monitoring and other related services	$32,866,082	$35,712,211
Product sales and other	2,349,372	1,174,289
Total revenue	35,215,454	36,886,500

Cost of revenue:
Monitoring, products and other related services	14,759,280	16,615,936
Depreciation and amortization included in cost of revenue	2,956,526	3,061,520
Total cost of revenue	17,715,806	19,677,456

Gross profit	17,499,648	17,209,044

Operating expense:
General & administrative	8,780,869	11,521,826
Selling & marketing	3,697,980	3,121,239
Research & development	2,799,720	2,749,218
Depreciation & amortization	910,259	944,115
Impairment on assets held for sale/loss on sale of subsidiary	66,483	757,130
Total operating expense	16,255,311	19,093,528

Operating income (loss)	1,244,337	(1,884,484)

Other income (expense):
Interest income	2,840	126,365
Interest expense	(2,338,150)	(2,024,443)
Currency exchange rate gain (loss)	(688,686)	115,302
Other income (expense), net	-	(3,607)
Total other income (expense)	(3,023,996)	(1,786,383)
Income (loss) before income taxes	(1,779,659)	(3,670,867)
Income tax expense (benefit)	104,094	(589,453)
Net income (loss) attributable to common stockholders	(1,883,753)	(3,081,414)
Release of cumulative translation adjustment for sale of subsidiary	1,390,913	-
Equity adjustment for sale of subsidiary	571,518	-
Foreign currency translation adjustments	559,306	(38,495)
Comprehensive income (loss)	$637,984	$(3,119,909)

Net income (loss) per share – basic:
Net income (loss) per common share	$(0.16)	$(0.26)
Weighted average common shares outstanding	11,863,758	11,863,758
Net income (loss) per share – diluted:
Net income (loss) per common share	$(0.16)	$(0.26)
Weighted average common shares outstanding	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA SEPTEMBER 30 (UNAUDITED)

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024

Non-GAAP Adjusted EBITDA
Net income (loss) attributable to common shareholders	$(790)	$(309)	$(1,884)	$(3,081)
Interest expense, net	632	592	2,335	1,902
Depreciation and amortization	991	978	3,867	4,006
Income taxes (1)	1	(236)	104	(589)
Board compensation and stock-based compensation	50	75	275	253
Foreign exchange expense (gain)	478	(275)	689	(115)
Impairment on Assets Held for Sale/Loss on Sale	-	757	66	757
Other charges, net (2)	55	385	321	2,259
Total Non-GAAP Adjusted EBITDA	$1,417	$1,967	$5,773	$5,392
Non-GAAP Adjusted EBITDA, percent of revenue	15.6%	20.2%	16.4%	14.6%

Non-GAAP earnings per share – basic:
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,634,449
Non-GAAP earnings per share	$0.12	$0.17	$0.49	$0.45

Non-GAAP earnings per share – diluted:
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,634,449
Non-GAAP earnings per share	$0.12	$0.17	$0.49	$0.45

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)

Other charges in FY25 includes non-recurring expenses related to a legal settlement, and monitoring center costs for our Chilean subsidiary, which was sold in Q1 FY25. Also included in other charges are expenses related to the board of directors and severance.